UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                     FORM 15
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          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
            SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
      SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number: 1-1790


                             DI GIORGIO CORPORATION
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             (Exact name of registrant as specified in its charter)

                              380 Middlesex Avenue
                           Carteret, New Jersey 07008
                                 (732) 541-5555
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                       10% Series B Senior Notes due 2007
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            (Title of each class of securities covered by this Form)


                                      None
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       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4 (a)(1)(i)       [  ]                Rule 12h-3 (b)(1)(ii)      [  ]
Rule 12g-4 (a)(1)(ii)      [  ]                Rule 12h-3 (b)(2)(i)       [  ]
Rule 12g-4 (a)(2)(i)       [  ]                Rule 12h-3 (b)(2)(ii)      [  ]
Rule 12g-4 (a)(2)(ii)      [  ]                Rule 15d-6                 [X]
Rule 12h-3 (b)(1)(i)       [X]

          Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Di Giorgio Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                                 DI GIORGIO CORPORATION


Dated:  September 1, 2005                        By:/s/ Lawrence S. Grossman
                                                    ------------------------
                                                 Name:    Lawrence S. Grossman
                                                 Title:   SVP/CFO